EXHIBIT 10.14

CONFIDENTIAL

Terms of Extended EVP Post Close Incentive Program

Participants:                                                                              Vanessa Wittman and Brad Sonnenberg (“EVPs”)

Existing Program:                                                    The Extended EVP Post Close Incentive Program outlined herein is intended to be in lieu of the PKERP.(1)  The Extended EVP Post Close Incentive Program is in addition to, and not in lieu of, any applicable compensation and benefits programs of the Company, other than the PKERP, in which the EVPs participate prior to the Post Close Period.

Employment Period:                                      The Post Close Period will be from August 1, 2006 through December 31, 2006 (the “Post Close Period”).  In the event the Company is required to file a Form 10-K, at the sole discretion of the Creditors’ Committee, the EVPs may continue to be employed by the Company from January 1, 2007 through March 31, 2007 (the “Extended Post Close Period”).  If it seeks to employ the EVPs during the Extended Post Close Period, the Creditors’ Committee or Plan Administrator (as applicable) must notify the EVPs, in writing, no later than November 15, 2006.

EVP Bonus:                                                                                 Subject to the termination provisions below, EVPs employed during the Post Close Period will receive a bonus (the “Post-Close Bonus”) equal to five months of Adjusted Base Salary (as defined in the PKERP Motion).

Subject to the termination provisions below, EVPs employed during the Extended Post Close Period will receive a bonus (the “Extended Post-Close Bonus”) equal to three months of Adjusted Base Salary.

Such bonuses shall be paid net of any amounts required to be withheld under applicable federal, state, or local income tax laws.

Payment of such bonuses will be conditioned on execution and delivery by the EVP of a general release of claims against the Company and the Plan Administrator relating to claims, if any, accrued up to the execution of such release, and shall provide that such release does not extend to (a) compensation or benefits to be provided by, or any other obligation otherwise due to be performed by, the Company or the Plan Administrator

(1)                                  The “PKERP” refers to the incentive program that was the subject of the Debtors’ Motion for Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code Authorizing Implementation of Post-Closing Incentive Program and Granting Related Relief, which was approved by the Bankruptcy Court on July 26, 2006 (the “PKERP Order”).  The other relief granted pursuant to the PKERP Order (e.g., the payment of Adjusted Base Salary) shall remain in effect and is not intended to be superseded by the terms herein.

in the future, and (b) claims for indemnification or the like, including without limitation, any claims based on indemnification agreements, the Company’s  by-laws, plan of reorganization, or other governance documents, as well as any claims under the Company’s directors’ and officers’ insurance policies.  The Company and Plan Administrator shall simultaneously execute and deliver to the EVPs general releases of claims, if any, accrued up to the execution of such release, and shall provide that such release does not extend to any obligation otherwise due to be performed by the EVPs in the future.

Timing of Payment:                                         Subject to the termination provisions below:

•                                          50% of an EVP’s Post Close Bonus will be paid on the date that is the earlier of: (i) the end of the Post Close Period; and (ii) the Effective Date of a Plan of Reorganization for substantially all of the Debtors (the “Effective Date”); and

•                                          The remaining 50% of each EVP’s Post Close Bonus will be paid at the end of the Post Close Period.

•                                          100% of an EVP’s Extended Post-Close Bonus (if applicable) will be paid at the end of the Extended Post Close Period.

Termination:                                                                             The Company or Plan Administrator (as applicable) may terminate one or both EVPs prior to the end of the Post Closing Period (or the end of the Extended Post Close Period, as applicable) only (i) for cause, (ii) upon mutual agreement between the EVP and the Company (“Mutual Termination”), or (iii) as a result of the EVP’s death or disability.  The terms “cause” and “disability” shall have the meanings assigned to them in the EVPs’ existing employment agreements (the “Existing EVP Agreements”).  Following any termination by an EVP, the Company, or Plan Administrator, each EVP will be entitled to receive his or her accrued but unpaid Adjusted Base Salary and benefits through the date of termination, such amount to be paid not later than 8 days following the date of such termination.  Following a Mutual Termination or termination for death or disability, an EVP will be entitled to receive his or her aggregate Post-Close Bonus (and Extended Post-Close Bonus, as applicable) not later than 8 days following the date of termination.

In the event the Company or Plan Administrator seeks to terminate one or both EVPs without cause and such EVPs do not agree to a Mutual Termination, the Company or Plan Administrator may, at any time during the Post Closing Period (or the Extended Post Close Period, as applicable), require the EVP not to attend his or her work provided that the EVP shall be entitled to receive his or her Adjusted Base Salary and benefits during any such period and for purposes of this Extended EVP Post Close

Incentive Program will remain an employee of the Company during such period.

If the Effective Date occurs prior to the end of either the Post Close Period or the Extended Post Close Period, as applicable, the EVPs may elect to voluntarily terminate their employment (an “Effective Date Termination”).  In such case and at the sole discretion of the Creditors’ Committee, the EVPs shall remain available to consult for the Company from the date of the Effective Date Termination through the three month anniversary of the Effective Date Termination.  In the event of an Effective Date Termination, the Creditors’ Committee will notify the EVPs if they will be required to serve as a consultant on the date of such termination.  In the event of an Effective Date Termination, the EVPs shall be entitled to receive the pro rata share of their Post-Close Bonus and/or Extended Post-Close Bonus, as applicable, that relates to the period between 8/01/06 and the date of Effective Date Termination.  In the event an EVP terminates his or her employment for “Good Reason” (other than an Effective Date Termination), such EVP shall be entitled to be paid on such termination date his or her aggregate Post-Close Bonus (and Extended Post-Close Bonus, as applicable) and his or her aggregate Adjusted Base Salary from such termination through the end of the Post Close Period (and Extended Post Close Period, as applicable).

Except in the event of an Effective Date Termination or termination for “Good Reason,” EVPs who voluntarily terminate their employment prior to the end of either the Post Close Period or Extended Post Close Period, as applicable, will forfeit any unpaid bonus amounts.

If interim bonus payments previously have been made pursuant to the section captioned “Timing” above, the bonus payments provided for in this section on “Termination” shall be paid only to the extent of the excess of such bonuses payable on termination over such previously paid interim bonuses.

Consulting Period:                                             At the sole discretion of the Creditors’ Committee, and in the event that the EVPs will not be employed by the Company throughout the Extended Post Close Period, each EVP agrees to consult for the Company for a period beginning at termination of employment and ending the earlier of (a) three months following the termination of employment and (b) March 31, 2007 (the “Consulting Period”).  Except in the event of an Effective Date Termination, the Creditors’ Committee will notify the EVPs if they will be required to serve as consultants during the Consulting Period no later than 30 days prior to the end of the Post Close Period.  The Consulting Period may be terminated by the Company or the Plan Administrator by delivering written notice to the EVP no less than 30 days prior to the date on which the Consulting Period will terminate.

Consulting Fees:                                                      In consideration of the agreement to consult, EVPs will continue to be paid the pro rata portion of their annual Adjusted Base Salary every two weeks.  The Company and the EVP will enter into a customary consulting agreement which contains customary expense reimbursement and indemnity provisions.

Severance:                                                                                      On the date on which the Court approves the Extended EVP Post Close Incentive Program, the Company will pay to each EVP the severance (the “Severance Payments”) provided for in the Existing EVP Agreements in cases of a termination by the Company without cause.

The Existing EVP Agreements will be amended to provide that an Effective Date Termination will be included in the definition of “Good Reason.”

Notwithstanding anything herein to the contrary, upon receipt of the Severance Payments, the EVPs shall not be entitled to any additional severance payment pursuant to the Existing EVP Agreements or otherwise.

Indemnity:                                                                                       The Company shall (a) provide indemnification agreements to the EVPs containing customary terms (in no event less favorable to the EVPs than those provided to the Company’s directors) and (b) maintain by-laws that provide for exculpation and indemnification to the maximum extent permitted by Delaware law.

Miscellaneous:                                                               The EVPs will remain on the Company’s health plan until the date that their employment is terminated.  Thereafter, the EVPs will be entitled to COBRA coverage under the terms of their Existing EVP Agreements for the period specified in their existing employment agreements plus an additional period equal to the length of time during which the EVP serves as a consultant.

Court Approval:                                                         The Creditors’ Committee and the Debtors shall file a joint motion seeking approval of the relief related to the EVPs.

Please acknowledge your agreement with the foregoing terms.

Authorized Representative of the
Official Committee of Unsecured Creditors

Agreed to:

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ Jerry Rybin, VP – HR

Date:	10/4/06

BRAD SONNENBERG

/s/ Brad M. Sonnenberg

Date	10/4/06